SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50469

Date of Report: June 17, 2010

GREENSHIFT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	59-3764931
(State of other jurisdiction of Incorporation or organization	(IRS Employer Identification No.)

One Penn Plaza, Suite 1612, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(212) 994-5374
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 17, 2010, GreenShift Corporation and its subsidiaries signed a series of agreements with YA Global Investments, L.P. ("YA Global") to reduce and restructure GreenShift’s convertible debt to YA Global.

Summary of Transaction

The agreements call for the creation of a joint venture entity, YA Corn Oil Systems, LLC (“YA Corn Oil” or the “Joint Venture Company”), into which GreenShift has agreed to transfer up to five GreenShift-owned corn oil extraction facilities based on GreenShift’s patented and patent-pending technologies. In exchange, YA Global has agreed to reduce up to $11,700,000 of the convertible debt issued by GreenShift to YA Global.  GreenShift will also receive a 20% equity stake in the Joint Venture Company and the right to receive 20% of the Joint Venture Company’s distributable cash upon the realization by the Joint Venture Company of a 20% internal rate of return on its invested capital.

GreenShift further agreed to provide management services to the Joint Venture Company for the ongoing operation and maintenance of the transferred extraction facilities in exchange for certain management and brokerage fees, as well as earnings-based performance bonuses to be paid in the form of up to another $6,000,000 in reduction of GreenShift’s convertible debt YA Global.

If all of the contemplated transfers are completed, GreenShift’s convertible debt due to YA Global will be reduced from about $42 million to about $30 million. This amount can be reduced further down to about $24 million upon realization by GreenShift of the performance bonuses noted above. In addition, the maturity date for the remaining convertible debt due from GreenShift to YA Global will be extended from March 31, 2011 to December 31, 2012.

Effectiveness of Transaction

The transaction agreements have been escrowed with YA Global’s counsel and will be held in trust pending satisfaction of certain conditions and will become effective only upon release from escrow. GreenShift anticipates that the conditions to the release of escrow will occur in June or July 2010. Although GreenShift believes there is a reasonably likelihood that the conditions will be satisfied, some conditions depend on the cooperation of unrelated parties and therefore are outside the control of GreenShift. Accordingly, no assurances can be given that the conditions will be satisfied timely or at all.

Joint Venture Facilities

To the extent that the conditions are satisfied and the agreements are released from escrow, then GreenShift will transfer its interests in up to four existing corn oil extraction facilities located in Oshkosh, Wisconsin, Medina, New York, Marion, Indiana, and Lakota, Iowa (the “UWCL Facilities”) to YA Corn Oil in partial satisfaction of outstanding convertible debt due from GreenShift to YA Global. GreenShift also agreed that it will transfer to YA Corn Oil its interest in a fifth extraction facility located in Riga, Michigan (the “Riga Facility”), upon satisfaction of other conditions specific to the Riga Facility, in exchange for satisfaction of additional convertible debt due from GreenShift to YA Global.

The following is a summary of the key terms of the relevant agreements:

➢
Transfer Price. GreenShift will transfer its interests in the UWCL Facilities to YA Corn Oil in satisfaction of $10,000,000 in convertible debt due from GreenShift to YA Global, and will, if the closing conditions are satisfied, transfer its interest in the Riga Facility to YA Corn Oil in satisfaction of an additional $1,700,000 in convertible debt due from GreenShift to YA Global.

➢
UWCL Performance Bonuses. An additional $2,500,000 in convertible debt due from GreenShift to YA Global shall be satisfied upon the realization by the UWCL Facilities of $3,000,000 in annualized earnings before interest, taxes, depreciation and amortization (“EBITDA”); and an another $2,500,000 in convertible debt due from GreenShift to YA Global shall be satisfied upon the realization by the UWCL Facilities of $3,600,000 in annualized EBITDA.

➢
Riga Performance Bonuses. In the event that YA Corn Oil purchases the Riga Facility, an additional $500,000 in convertible debt due from GreenShift to YA Global shall be satisfied upon the realization by the Riga Facility of $545,000 in EBITDA; and an another $500,000 in convertible debt due from GreenShift to YA Global shall be satisfied upon the realization by the Riga Facility of $670,000 in annualized EBITDA.

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Equity Participation. GreenShift shall receive a 20% equity stake in YA Corn Oil and the right to receive 20% of YA Corn Oil’s distributable cash upon the realization by YA Corn Oil of a 20% internal rate of return on its invested capital.

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Performance Guaranty. GreenShift will guaranty the performance of the extraction facilities acquired by YA Corn Oil until the second anniversary of acquisition, and YA Corn Oil may terminate the management agreement (and GreenShift’s ongoing right to receive fees and bonuses) in the event of failure to perform or other material default by GreenShift.

GreenShift anticipates that the conditions precedent to the effectiveness of the transfer involving  the UWCL Facilities will be satisfied in July 2010. Management is not able to estimate at this time the period necessary for satisfaction of the conditions precedent to the sale of the Riga Facility.

Item 9.01                      Financial Statements and Exhibits

EXHIBITS

10-a	Agreement to Accept Collateral in Satisfaction of Obligation dated June 17, 2010

10-b	First Amendment to Global Forbearance Agreement dated June 17, 2010

10-c	Ratification and Amendment Agreement dated June 17, 2010

10-d	Global Guaranty Agreement dated June 17, 2010

10-e	Global Security Agreement dated June 17, 2010

10-f	Third Amendment to Intellectual Property Security Agreement dated June 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 21, 2010                                                                           GREENSHIFT CORPORATION

By:           /s/ Kevin Kreisler
                Kevin Kreisler
Chief Executive Officer